As filed with the Securities and Exchange Commission on April 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ecoark Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3089	30-0680177
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX 78215

1-800-762-7293

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy S. May

Chief Executive Officer

Ecoark Holdings, Inc.

303 Pearl Parkway, Suite 200

San Antonio, TX 78215

1-800-762-7293

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offering only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-255004

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Common stock, par value $0.001 per share	30,945	$4.77	$147,607.65	$16.10

(1)	The shares being registered hereunder consist of shares of common stock of Ecoark Holdings, Inc. (the “Company”) which may be sold from time-to-time by the selling stockholder.

(2)	Based on $5.88 per share, the closing price of the Company’s common stock on the OTCQB on April 13, 2021, pursuant to the Consulting Agreement, dated March 2, 2021, by and among Ecoark Holdings, Inc., Centrecourt Asset Management LLC, and the other parties named therein (the “Consulting Agreement”). The Company previously registered the sale of 83,851 shares of common stock to be issued to the selling stockholder pursuant to the Consulting Agreement on a registration statement on Form S-3 (File No. 333-255004) filed on April 2, 2021 and declared effective on April 13, 2021 (the “Prior Registration Statement”). This registration statement is being filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 to register the sale of an additional 30,945 shares of common stock that were issued to the selling stockholder pursuant to the Consulting Agreement, at a proposed maximum aggregate offering price of $161,997.08, which constitutes less than 20% of $1,172,237, the proposed maximum aggregate offering price set forth in the Prior Registration Statement. Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers any indeterminate number of additional shares of common stock issuable upon stock splits, stock dividends, dividends or other distributions, recapitalizations or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of our common stock on the OTCQB on April 21, 2021, a date within five business days prior to the date of the filing of this registration statement.

Explanatory Note and Incorporation By Reference

This registration statement on Form S-3 is being filed by Ecoark Holdings, Inc. (the “Company”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933 for the sole purpose of registering an additional 30,945 shares of the Company’s common stock which were issued to the selling stockholder pursuant to the Consulting Agreement, dated March 2, 2021, by and among Ecoark Holdings, Inc., Centrecourt Asset Management LLC, and Mr. Richard Smithline (the “Consulting Agreement”). The Company’s prior registration statement on Form S-3 (File No. 333-255004) filed on April 2, 2021 and declared effective on April 13, 2021 (the “Prior Registration Statement”) registered 83,851 shares of common stock which were issued pursuant to the Consulting Agreement. The additional shares being registered hereby were issued in accordance with the terms of the Consulting Agreement which provided that the number of shares of common stock issuable thereunder were to be determined by dividing $675,000 by the lower of (i) $8.05 per share, which was the closing price of the common stock on February 2, 2021, and (ii) $5.88 per share, which was the closing price of the common stock on April 13, 2021, the date of the effectiveness of the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

The information set forth in the Prior Registration Statement, including all exhibits thereto and all documents filed by the Company with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference in the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.
23.1	Consent of RBSM LLP – Ecoark Holdings, Inc.
23.2	Consent of RBSM LLP – Banner Midstream Corp.
23.3	Consent of RBSM LLP – Shamrock Upstream Energy LLC
23.4	Consent of RBSM LLP – White River
23.5	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, State of Texas, on April 26, 2021.

Ecoark Holdings, Inc.

By:	/s/ Randy S. May
Randy S. May
Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. May	Chief Executive Officer (Principal Executive Officer) and	April 23, 2021
Randy S. May	Chairman of the Board of Directors

/s/ William B. Hoagland	Chief Financial Officer	April 23, 2021
William B. Hoagland	(Principal Financial Officer)

/s/ Jim Galla	Chief Accounting Officer	April 23, 2021
Jim Galla	(Principal Accounting Officer)

/s/ Steven K. Nelson	Director	April 23, 2021
Steven K. Nelson

/s/ Peter A. Mehring	Director	April 23, 2021
Peter A. Mehring

/s/	Director
Gary M. Metzger

/s/ John P. Cahill	Director	April 23, 2021
John P. Cahill